SHAREHOLDER SERVICES PLAN

CLASS C SHARES

CLASS E SHARES

This Shareholder Services Plan (the “Plan”) has been adopted with respect to Class C and Class E Shares (each, respectively, the “Shares”) issued by certain Funds, as defined below, of Russell Investment Company (“RIC”), an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), consisting of distinct portfolios of shares of common stock (each a “Fund” or, collectively, the “Funds”) by the Board of Trustees of RIC (the “Board”).

This Plan will pertain to:

1.	Class C and Class E Shares of each of the U.S. Core Equity, U.S. Defensive Equity, U.S. Small Cap Equity, International Developed Markets, Investment Grade Bond, Strategic Bond, Global Real Estate Securities, Emerging Markets, Short Duration Bond, Tax-Managed U.S. Large Cap, Tax-Managed U.S. Mid & Small Cap, Tax-Exempt Bond, U.S. Dynamic Equity, Global Equity, Commodity Strategies, Global Infrastructure, Global Opportunistic Credit, U.S. Large Cap Equity, U.S. Mid Cap Equity, U.S. Strategic Equity, Strategic Call Overwriting, Select U.S. Equity, Select International Equity, Tax-Managed International Equity, Multi-Strategy Income, Tax-Exempt High Yield Bond, Unconstrained Total Return, Multi-Asset Growth Strategy and Multifactor Bond Funds;

2.	Class C and Class E Shares of each of the Equity Growth Strategy, Growth Strategy, Balanced Strategy, Moderate Strategy and Conservative Strategy Funds; and

3.	Class E Shares of each of the 2020 Strategy, 2030 Strategy and 2040 Strategy Funds.

This Plan shall also apply to Shares of any other Fund as shall be designated from time to time by the Board in any supplement to the Plan (“Supplement”).

Section 1. Payment for Shareholder Services. RIC may compensate the Distributor or any broker-dealers, insurance companies, banks, investment advisers, financial planners and other financial institutions that are dealers of record or holders of record or that have a servicing relationship with the beneficial owners or record holders of Shares of any of RIC’s Funds offering such Shares or with purchasers of insurance company products indirectly invested in Fund shares (“Servicing Agents”), for any activities or expenses primarily intended to assist, support, or service their clients who beneficially own or are record holders of Shares of RIC’s Funds, or are purchasers of insurance company products indirectly invested in Fund shares, as set forth in a Shareholder Services Agreement, forms of which are set forth as Appendix A-1, A-2 and A-3 hereto (each, a “Service Agreement”), provided that any material modifications of services listed in the Service Agreement shall be presented for approval or ratification by the Board at the next regularly scheduled Board meeting. As an alternative to entering into a form of Support Agreement attached hereto, the Distributor may enter into any service agreement with a Servicing Agent includes terms and conditions that are substantially the same as those set forth in the term sheet attached as Appendix B hereto. Payments by RIC under this Section 1 of the Plan will be calculated daily and paid as billed at a rate or rates set from time to time by RIC’s Board, provided that no rate set by the Board for Shares of any Fund may exceed, on an annual basis, .25% of the average net asset value of that Fund’s Shares.

Section 2. Shareholder Servicing Expenses Covered by the Plan. The fees payable under Section 1 of this Plan may be used to compensate (a) Servicing Agents for shareholder services provided, and related expenses incurred, with respect to Shares, by such Servicing Agents and (b) the Distributor for shareholder services provided, and related expenses incurred by it with respect to Shares, including payments made by the Distributor to compensate Servicing Agents for providing such shareholder services and incurring such related expenses.

Section 3. Shareholder Services Agreements. Any officer of RIC is authorized to execute and deliver, in the name and on behalf of RIC, (a) written Service Agreements with Servicing Agents and (b) a written Service Agreement with the Distributor, each in a form duly approved from time to time by RIC’s Board. Any such Service Agreement with Servicing Agents and any such Service Agreement with the Distributor shall be in substantially the forms attached hereto as Appendix A-1, A-2, A-3 and Appendix B, respectively, until modified by the Board.

Section 4. Limitations on Payments. Payment made by a Fund under Section 1 must be for shareholder services rendered for or on behalf of such Fund. All expenses incurred by a Fund in connection with the Service Agreement and the implementation of this Plan shall be borne entirely by the beneficial owners or holders of the Shares of the Fund, or by purchasers of insurance company products indirectly invested in Fund shares involved. If more than one Fund is involved and these expenses are not directly attributable to the Shares of a particular Fund, then the expenses may be allocated between or among the Shares of all relevant Funds in a fair and equitable manner.

Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under the rules of the Financial Industry Regulatory Authority.

Section 5. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to RIC’s officers and Board, and the Board shall review at least quarterly, a written report of the amounts expended by it pursuant to this Plan and the purposes for which such expenditures were made.

Section 6. Continuance of Plan. Unless sooner terminated, this Plan may continue in effect for a period of one year from its date of approval and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, of RIC and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the “Disinterested Trustees”) cast in person at a meeting called for the purpose of voting on this Plan.

Section 7. Amendments. This Plan may be amended at any time with respect to any Fund by the Board provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 6 hereof.

Section 8. Termination. This Plan is terminable, as to a Fund’s Shares, by vote of a majority of the Disinterested Trustees.

Section 9. Selection/Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

Section 10. Records. RIC will preserve copies of this Plan, and any agreements and written reports regarding this Plan presented to the Board for a period of not less than six years.

Section 11. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, Russell Investment Company has adopted this revised Shareholder Services Plan as of May 23, 2017.

RUSSELL INVESTMENT COMPANY

By:	/s/ Mark Swanson
Name:	Mark Swanson
Title:	President, Chief Executive Officer, Treasurer and Chief Accounting Officer

Appendix A-1

SHAREHOLDER SERVICES AGREEMENT

WITH SERVICING AGENT

                     SHARES

(“Class Shares”)

This Shareholder Services Agreement (“Agreement”) is dated             , 201     between Russell Investments Financial Services, LLC (“RIFIS”) and                          (“Dealer”) concerning the provision of shareholder assistance, support, and administrative services relating to Class Shares (“Class Shareholders”) of the investment portfolios (the “Funds”) of Russell Investment Company (“Investment Company”) for which RIFIS is the principal underwriter as defined in the Investment Company Act of 1940 (the “1940 Act”) for the continuous distribution of said Class Shares.

The terms and conditions of this Agreement are as follows:

Section 1. Dealer agrees to provide administrative support services to its customers (“Customers”) who may from time to time beneficially own Class Shares. Such services may include, but neither are required to include nor are limited to the following: (1) acting as the sole shareholder of record and nominee for Class Shareholders; (2) maintaining account records for Class Shareholders; (3) receiving, aggregating and processing Class Shareholder purchase, exchange, and redemption orders from Class Shareholders and placing net purchase, exchange, and redemption requests with RIFIS or its affiliate; (4) issuing confirmations to Class Shareholders; (5) providing and maintaining elective services for Class Shareholders such as check writing and wire transfer services; (6) providing Class Shareholder sub-accounting; (7) communicating periodically with Class Shareholders; (8) answering questions and handling correspondence from Class Shareholders about their accounts; (9) maintaining pre-authorized investment allocation strategies for Class Shareholder accounts; and (10) providing such other similar services as RIFIS or Investment Company may reasonably require to the extent Dealer is permitted to do so under applicable statutes, rules or regulations. All services rendered hereunder by Dealer shall be performed in a professional, competent and timely manner.

Section 2. Dealer will perform only those activities that are consistent with statutes and regulations applicable to it.

Section 3. Dealer will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in its business, or any personnel in its employment) as may be reasonably necessary or beneficial in order to provide the shareholder investment support services contemplated hereby.

Section 4. Neither Dealer nor any of its officers, employees or agents are authorized to make any representations concerning RIFIS, Investment Company or the Class Shares except those contained in Investment Company’s applicable then current prospectuses and statements of additional information, as amended or supplemented from time to time, a copy of each of which will be supplied by RIFIS to Dealer, or in such supplemental literature or advertising as may be authorized by RIFIS on behalf of Investment Company in writing.

Section 5. For all purposes of this Agreement, Dealer will be deemed to be an independent contractor, and will have no authority to act as agent for RIFIS or Investment Company in any matter or in any respect, except as expressly authorized. By its written acceptance of this Agreement, Dealer agrees to and does release, indemnify and hold RIFIS and Investment Company harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by Dealer or its officers, employees or agents regarding its responsibilities hereunder or the purchase, redemption, transfer or registration of Class Shares (or orders relating to the same) by or on behalf of Customers. Dealer and its employees will, upon request, be available during normal business hours to consult with RIFIS, Investment Company and/or their respective designees concerning the performance of its responsibilities under this Agreement.

Section 6. In consideration of the services and facilities provided by Dealer hereunder, RIFIS, acting on behalf of Investment Company, will pay to Dealer (or, as applicable, the clearing dealer on behalf of Dealer) as billed, and Dealer will accept as full payment therefore, a fee equal to the percentage of the average net asset value of Class Shares held by its Customers as set forth on Appendix A hereto. The fee rate payable to Dealer may be prospectively increased or decreased by RIFIS or Investment Company, each in its sole discretion, at any time upon notice to Dealer. Further, RIFIS or Investment Company may, in its discretion and without notice, suspend or withdraw the sale of Class Shares of any or all Funds, including the sale of Class Shares to Dealer for the account of any Customer or Customers and require that Class Shares be redeemed if any condition of investment in Class Shares, as described in the applicable then current prospectuses, are not met. Compensation payable under this Agreement is subject to, among other things, Financial Industry Regulatory Authority, Inc. (“FINRA”) rules governing receipt by FINRA members of shareholder investment services plan fees from registered investment companies (the “FINRA Rules”). Such compensation shall only be paid for services determined to be permissible under the FINRA Rules, and Dealer agrees that any compensation paid under this Agreement is not for activities designed primarily to result in sales of Class Shares. Intermediary and RIFIS acknowledge that the fee will be paid by the relevant Fund pursuant to shareholder services plan(s) related to the Class Shares, or, with respect to Class R4 and Class R5 Shares, a combined distribution and shareholder services plan, which are approved annually by the Investment Company’s board of trustees.

Section 7. Dealer agrees to furnish RIFIS, Investment Company or its respective designees with such information as each may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with RIFIS, Investment Company and their respective designees (including, without limitation, any auditors or legal counsel designated by RIFIS or Investment Company or their agents), in connection with the preparation of reports to Investment Company’s Board of Trustees concerning this Agreement and the monies paid or payable by RIFIS pursuant hereto, as well as any other reports or filings that may be required by law.

Section 8. RIFIS may enter into other similar Agreements with any other person or persons without Dealer’s consent.

Section 9. By Dealer’s written acceptance of this Agreement, Dealer represents, warrants and agrees that: (i) in no event will any of the services provided by Dealer hereunder be primarily intended to result in the sale of any shares issued by Investment Company; (ii) the compensation payable to Dealer hereunder, together with any other compensation Dealer receives in connection with the investment of its Customers’ assets in Class Shares of the Funds, will be disclosed by Dealer to its Customers to the extent required by applicable laws or regulations, will be authorized by its Customers and will not result in an excessive or unreasonable fee to Dealer, and (iii) in the event an issue pertaining to this Agreement or the shareholder services plan related to the Class Shares, or, with respect to Class R4 and Class R5 Shares, the combined distribution and shareholder services plan, is submitted for shareholder approval, and Dealer has the authority to do so, Dealer will vote any Class Shares held for its own account in the same proportion as the vote of the Class Shares held for its Customers’ benefit. In addition, Dealer understands that this Agreement is subject to the terms of the shareholder services plan related to the Class Shares, or, with respect to Class R4 and Class R5 Shares, the combined distribution and shareholder services plan, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

Section 10. Dealer agrees to conform to compliance standards adopted by RIFIS or Investment Company as to when Class Shares in a Fund may be appropriately sold to or retained by particular investors.

Section 11. This Agreement will become effective on the date set forth above and continues in effect until terminated. This Agreement is terminable with respect to Class Shares of any Fund, without penalty, at any time by Investment Company (which termination may be by a vote of a majority of its Disinterested Trustees) or by RIFIS or Dealer upon notice to the other party.

Section 12. All notices and other communications to either Dealer or RIFIS will be duly given if mailed, telegraphed, or transmitted by similar telecommunications device to the appropriate address or number stated herein (with a confirming copy by mail), or to such other address as either party shall so provide in writing to the other.

Section 13. This Agreement will be construed in accordance with the laws of the state of Washington without giving effect to principles of conflict of laws, and is nonassignable by the parties hereto.

The parties are signing this agreement on the date stated in the introductory clause of this Agreement:

RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC , 1301 Second Avenue, 18th Floor Seattle, Washington 98101 Attention: Contract Administration	DEALER NAME Address City, State Zip Atten:

By:	By:
Name:	Name:
Title:	Title:

APPENDIX A

Fee Schedule

Class Shares	Shareholder Service Fee[1]
C	25 bps
E	25 bps
R4	25 bps
R5	25 bps

[1]	Fees are expressed as a percentage of the average net asset value of Class Shares held by Dealer’s Customers during the preceding calendar quarter. Fees are paid by the relevant Fund pursuant to shareholder services plan(s), or, with respect to Class R4 and Class R5 Shares, a combined distribution and shareholder services plan, related to the Class Shares, which are approved annually by the Investment Company’s board of trustees.

Appendix A-2

DEALER AGREEMENT

This Dealer Agreement is dated             , 20     between Russell Investments Financial Services, LLC (“RIFIS”) , a Washington limited liability company, the principal underwriter for Russell Investment Company, which is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment company that issues shares (the “Shares”) of its separate series listed on Appendix A (each, a “Fund”), as may be amended from time to time, and                      (“Dealer”), a                      who desires to serve as a dealer for the Shares of the Funds.

RIFIS and the Dealer agree as follows:

1.	Offers and Sales of Shares.

(a) The Dealer shall offer, purchase and redeem Shares in accordance with the terms of each Fund’s then-current prospectus and statement of additional information, including any supplements or amendments thereto (collectively the “Prospectus”) and at their respective net asset values in accordance with Rule 22c-1 of the 1940 Act. The Dealer shall: (i) place orders for Shares only with RIFIS or the Funds’ transfer agent, (ii) date and time stamp all orders received by the Dealer and (iii) transmit all orders to RIFIS or the Funds’ transfer agent in accordance with the applicable Prospectus and as otherwise agreed to between RIFIS and/or the Funds’ transfer agent and the Dealer.

The Dealer shall not aggregate any order to purchase or redeem Shares (an “Order”) received after close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (“Market Close”) with Orders received before Market Close, and represents that its internal control structure concerning the processing and transmission of Orders is suitably designed to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close and to minimize errors that could result in late transmission of Orders. The Dealer represents that it has implemented and will maintain policies and procedures to detect and prevent any transaction that contravenes the restrictions or prohibitions on abusive trading described in the Prospectus. Prices of the Shares are computed by a Fund in accordance with its Prospectus. Orders received by the Dealer before Market Close will receive that day’s net asset value and Orders received by the Dealer after Market Close will receive the next day’s net asset value. The Dealer shall not transmit, and RIFIS or the Funds’ transfer agent will not accept, any Orders placed on a conditional basis or subject to any delay or contingency prior to execution.

The Dealer shall act as agent on behalf of, and accept Orders from, persons who hold accounts with the Dealer or its correspondents (together, its “Customers”). All Orders are subject to acceptance by RIFIS or its affiliates. Each Fund or RIFIS or its affiliates may, in their discretion, reject any Orders. RIFIS may, upon notice to the Dealer, suspend sales or withdraw the offering of any of the Shares entirely.

(b) The Dealer acknowledges that each Fund offers its Shares in multiple classes, each subject to differing sales charges and financing structures and hereby represents that it has established written compliance and supervisory procedures designed to ensure that Customers are offered only Shares that are suitable investments for those Customers and to ensure proper supervision of the Dealer’s registered representatives.

(c) The Dealer acknowledges that the Shares may be subject to a contingent deferred sales charge (“CDSC”) when such Shares are redeemed. As to Customers’ accounts that are not networked, Dealer agrees: (i) to refrain from issuing Shares in street name, or (ii) to monitor the time period during which the applicable CDSC remains in effect, to deduct from any redemption proceeds the applicable CDSC and remit to RIFIS any such CDSC by 4:00 p.m. Pacific Time on the third day following the placement of any applicable Orders.

(d) The Dealer shall render, or cause to be rendered, Shareholder Services and/or Sales Support Services as provided in Appendix B. If the Dealer provides these Services through another person, the Dealer shall remain primarily liable for the performance and quality of these Services as if the Dealer itself performed these Services.

(e) The Dealer shall distribute, or cause to be distributed, at its sole cost and expense, to its Customers all applicable Prospectuses, privacy notices, proxy materials, shareholder reports, shareholder notices and any other documents or materials that the Dealer or the Funds are legally required to provide to the Funds’ shareholders (collectively, “Materials”) in compliance with all applicable legal requirements. This obligation applies to all initial, annual or other ongoing deliveries of Materials to all Customers who beneficially own any Shares.

(f) The Dealer shall provide to RIFIS or the Funds any reasonably requested information or certifications related to this Section 1.

2.	Compensation and Expenses.

(a) The Dealer (or, as applicable, the clearing dealer on behalf of Dealer) will receive all dealer allowances, concessions, sales charges, discounts and other compensation, if any, on each Order as described and set forth in each Fund’s Prospectus. Sales charges and discounts to dealers, if any, may be subject to reductions under a variety of circumstances if described in each Fund’s Prospectus. RIFIS must be notified at the time an Order is submitted by the Dealer that the Order qualifies for reduced charges or other discounts.

(b) During the term of this Agreement, RIFIS shall pay the Dealer (or, as applicable, the clearing dealer on behalf of Dealer) all Shareholder and/or Sales Support Service Fees as set forth in Appendix B. RIFIS’s obligation to make payments of Shareholder or Sales Support Service Fees to the Dealer is contingent upon receipt by RIFIS of these payments from the Funds. Dealer represents that, as may be required by applicable law, rule or regulation (“Applicable Law”), the fees received pursuant to this Agreement will be disclosed to Dealer’s Customers, will be authorized by Dealer’s Customers (either directly or by operation of Applicable Law), and will not result in any excessive fees to Dealer. Dealer and RIFIS acknowledge that Sales Support and Shareholder Servicing Fees are paid by the relevant Fund pursuant to a distribution plan and a shareholder services plan, respectively, or, with respect to Class R4 and Class R5 Shares, a combined distribution and shareholder services plan, which are approved annually by the Funds’ Board of Trustees.

(c) The Dealer shall: (i) provide to RIFIS or the Funds any reasonably requested information or certifications related to this Section 2, and (ii) bear all its costs and expenses related to its performance of this Agreement.

3.	Dealer Registration.

(a) The Dealer represents that it: (i) is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or is exempt from such registration, and (ii) is qualified as a broker-dealer in all states or other jurisdictions in which it offers and sells Fund Shares or is exempt from registration in those states or other jurisdictions. If Dealer sells shares in states or jurisdictions in which it is not presently registered or exempt from registration, it will become qualified to act as a dealer in each such state or jurisdiction prior to offering or selling any Fund Shares or will confirm an exemption from registration exists.

(b) The Dealer shall maintain any filings and licenses required by Applicable Law to conduct the business contemplated under this Agreement. The Dealer will notify RIFIS immediately following any violation of Applicable Law arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to perform this Agreement.

(c) The Dealer represents that it is a member of the Financial Industry Regulatory Authority (“FINRA”) if it is a broker-dealer, or that it is a member of all applicable banking self-regulatory organizations if it is a bank, as such term is defined in Section 3(a)(6) of the 1934 Act. The Dealer shall comply with the Conduct Rules of FINRA and shall notify RIFIS immediately following any disciplinary action by, or expulsion or suspension from, FINRA or any other self-regulatory organizations.

4.	Compliance with Federal and State Laws.

(a) The Dealer shall act in compliance with all applicable federal and state securities and, if applicable, banking laws and regulations.

(b) RIFIS shall, from time to time, inform Dealer as to the states and jurisdictions in which the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. The Dealer will not offer or sell Shares in any other state or jurisdiction absent the Shares being qualified or exempt from qualification.

(c) RIFIS will not be responsible for anything in connection with the registration of the Dealer under the laws of the various states or under federal law, its qualification to offer or sell Shares or for any violation of Applicable Law arising out of the Dealer’s performance of this Agreement. The Dealer shall provide to RIFIS or the Funds any reasonably requested information or certifications related to this Section 4.

5.	Unauthorized Representations.

The Dealer shall not make any representations concerning Shares of the Funds except those contained in the Prospectus and printed information issued by each Fund or by RIFIS as information supplemental to each Prospectus. RIFIS shall, upon request, supply Dealer with reasonable quantities of Prospectuses. The Dealer shall not use any advertising or sales material relating to the Funds unless approved by RIFIS in writing in advance of such use. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any Applicable Law.

6.	Records.

The Dealer shall maintain all records required by Applicable Laws relating to its performance of this Agreement, including the records related to its Customers and their Orders and those required by Rule 22c-2 of the 1940 Act, and shall provide the Rule 22c-2 information as provided in Appendix C. RIFIS and its affiliates will recognize the Dealer as the holder of a single shareholder account for each beneficial shareholder in each Fund and will not maintain separate accounts for any of the beneficial shareholders. The Dealer shall perform, or arrange for the performance of, all tax reporting for its Customers. Upon the reasonable request of RIFIS, or a Fund, the Dealer shall make these records available to RIFIS or the Fund’s administrator.

7.	Indemnification.

(a) RIFIS shall indemnify Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any costs, losses, claims, damages, liabilities, expenses (including reasonable legal and other professional fees and disbursements), judgments, fines or settlements (collectively, “Losses”) caused by RIFIS’s material breach, or non-performance of, this Agreement, except for Losses caused by the willful misconduct or gross negligence of the Dealer or its affiliates.

(b) Dealer, for itself and any designee, shall indemnify the Funds, RIFIS, their designees and their directors, officers, employees, agents and controlling persons (“Russell Indemnified Parties”) against any Losses, incurred by any of them arising out of the Dealer’s or a designee’s: (i) dissemination of information regarding the Russell Indemnified Parties that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to Dealer by or on behalf of RIFIS or its affiliated persons as defined under the 1940 Act (the “Russell Affiliates”), or accurately derived from information published or provided by or on behalf of the Russell Affiliates, (ii) a material breach by Dealer of any representation, warranty or agreement contained in this Agreement, or (iii) any violation by Dealer or its designee of any Applicable Law or willful misconduct or gross negligence in the performance of, or failure to perform, this Agreement, except to the extent Losses are caused by RIFIS’s or its designees’ material breach of this Agreement, willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement. A violation of Applicable Law or any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Russell Indemnified Parties shall not affect the right to indemnification of the Russell Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or fail to perform hereunder.

(c) The indemnification provided for in this Section 7 is conditioned upon the party seeking indemnification (the “Indemnified Party”) notifying the other party (the “Indemnifying Party”) within ten calendar days following discovery of the facts and circumstances that underlie any claim for indemnification of those facts and circumstances, unless the failure to notify does not prejudice the Indemnifying Party. No Indemnifying Party, in the defense of any claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

8.	Agency.

Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of any of the Funds or RIFIS, and Dealer is not authorized to act for RIFIS or for any Fund or to make any representations on RIFIS’s or a Funds’ behalf. This Agreement is not exclusive and RIFIS may enter into similar arrangements with other institutions.

9.	Termination, Assignment, Survival and Amendment.

(a) Either party to this Agreement may terminate this Agreement upon 30 days’ written notice to the other.

(b) RIFIS, may, in its discretion, terminate this Agreement if (i) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is brought under any federal or state law by or against the Dealer, (ii) any of the Dealer’s registrations as a broker-dealer, or its banking charter or similar authorization, is suspended or revoked, (iii) the Dealer’s membership in any self-regulatory organization necessary to its performance of this Agreement is suspended or revoked, (iv) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against the Dealer, or (v) the distribution agreement between RIFIS and any Fund is terminated (including as a result of an assignment).

(c) Dealer shall not assign this Agreement to any person unless it receives the prior written consent of RIFIS. RIFIS, its successors and assigns may assign this agreement to any person controlled by or under common control with RIFIS, its successors and assigns.

(d) Sections 2 (for informational purposes only), 6, 7, 10, 11(c), 12, Appendix B and this Section 9(d) of this Agreement survive its termination.

(e) This Agreement may be amended by RIFIS upon written notice to Dealer, and Dealer shall be deemed to have consented to such amendment upon submitting any Order following receipt of that notice.

10.	Notices.

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or three business days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to RIFIS shall be sent to:

Russell Investments Financial Services, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Attn: Contract Administration

Notice to Dealer shall be sent to:

[Insert Notice Information]

11.	Miscellaneous.

(a) The captions in this Agreement are included for convenience of reference only and in no way affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(b) This Agreement represents the entire agreement of the parties and supersedes and cancels any prior agreement between the parties with respect to the subject matter of this Agreement.

(c) This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Washington.

12.	Confidentiality.

RIFIS and Dealer agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. This Section 12 shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a person not under an applicable duty of confidentiality; or (d) publicly available through no fault or breach by the receiving party.

The parties will comply with Regulation S-P or any similar state or Federal laws or regulations, including not disclosing any non-public personal information, as defined in Regulation S-P, regarding any Customer (the “Customer Information”); but the Dealer or RIFIS may disclose such Customer Information to any person in the ordinary course of business to perform this Agreement or as may be required by law, rule or regulation.

Both parties represent that they have adopted and implemented procedures to safeguard Customer Information and records that are reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (3) protect against unauthorized access, destruction, loss or alteration to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (4) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; (5) protect against unauthorized access or use of Customer Information when disposing of customer information; and (6) otherwise ensure Dealer’s compliance with SEC Regulation S-P or such other similar regulation.

13.	Anti-Money Laundering Program.

The Dealer for itself and its correspondents represents that it maintains an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended (the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self-regulatory organization. The Dealer shall provide to RIFIS or the Funds any reasonably requested information or certifications related to this Section 13 or any suspected instances of money laundering by the Dealer or its Customers.

14.	Oversight.

Upon request of RIFIS or the Funds’ transfer agent, the Dealer will provide to RIFIS, the Funds, the Funds’ transfer agent and/or their designees (both internal and external) certification of the Dealer’s specific controls related to the performance of its services under this Agreement. The Dealer will fully cooperate with review of its controls and quality of the services provided under this Agreement. If the Dealer has completed a Financial Intermediary Controls and Compliance Assessment (“FICCA), the Dealer will provide the written results of this assessment. RIFIS and the Funds’ transfer agent will rely on the FICCA for their primary intermediary oversight and may request further information regarding specific controls or performance and the Dealer agrees to cooperate with these requests.

15.	Directed Brokerage.

The Fund, Dealer and RIFIS shall comply with, and no party has agreed to directly or indirectly compensate Dealer in contravention of, Rule 12b-1(h) under the 1940 Act.

16.	Certain Regulatory Matters.

Effective if and when the “Transactions with independent fiduciaries with financial expertise” exception set forth in 29 C.F.R. §2510.3-21(c)(1) becomes applicable pursuant to 29 C.F.R. §2510.3-21(h)(2), as it may be amended or otherwise become effective, Dealer hereby acknowledges and agrees:

(i) RIFIS and its affiliates are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity in connection with any transaction related to their products and services, including the Funds, with respect to the Dealer’s “Retirement Clients”, which include a plan, plan fiduciary, plan participant or beneficiary, IRA or IRA owner subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (“Transaction”);

(ii) RIFIS and its affiliates earn revenue from the sale of their investment products and services, which include fees paid to RIFIS and its affiliates for services provided to the Funds, as described in the Prospectus;

(iii) At any given time, RIFIS and its affiliates may receive higher revenue or may have a higher profit margin (or meet other desired business objectives) with respect to some products and services as opposed to others. RIFIS and its affiliates thus may experience differing levels of compensation or profitability depending on the mix of products and services available and thus may have differing levels of interests in marketing, offering, providing or making available different products and services, including the Funds; and

(iv) RIFIS and its affiliates are not receiving a fee or other compensation directly from the Dealer or any of its Retirement Clients for the provision of investment advice (as opposed to other services) in connection with any Transaction.

Further, the Dealer hereby represents and warrants that:

(v) The Dealer is either (A) a “bank” as defined in section 202 of the U.S. Investment Advisers Act of 1940, as amended (“Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (B) an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a plan; (C) an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of section 203A thereof, registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; or (D) a broker-dealer registered under the 1934 Act;

(vi) There is no financial interest, ownership interest or other relationship, agreement or understanding that would limit the Dealer’s ability to carry out its fiduciary responsibility to any of its Retirement Clients beyond the control, direction or influence of other persons involved in the Transaction;

(vii) The Dealer is capable of evaluating investment risk independently, both in general and with regard to particular transactions and investment strategies;

(viii) The Dealer is a fiduciary under ERISA or the Code, or both, with respect to the Transaction and is responsible for exercising independent judgment in evaluating the Transaction; and

(ix) The Dealer will comply with any fiduciary obligations it has with respect to any Transaction and, to the extent required to avoid engaging in a prohibited transaction described in section 406(a) or (b) of ERISA or section 4975(c) of the Code, the Dealer shall comply with all conditions of an applicable prohibited transaction exemption that covers the Transaction.

The parties are signing this agreement on the date stated in the introductory clause of this Agreement:

RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC	DEALER

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

APPENDIX A

Funds and Related Fees

Fund Company/Fund	Share Class	Sales Support Fee	Shareholder Service Fee	Shares Fee Rate[1] (Sales Support Fee + Shareholder Service Fee)
Russell Investment Company Funds	Class A	0.25%	0.00%	0.25%
Russell Investment Company Funds	Class C	0.75%	0.25%	1.00%
Russell Investment Company Funds	Class E	0.00%	0.25%	0.25%
Russell Investment Company Funds	Class R1	0.00%	0.00%	0.00%
Russell Investment Company Funds[1]	Class R4	0.00%	0.25%	0.25%
Russell Investment Company Funds	Class R5	0.25%	0.25%	0.50%
Russell Investment Company Funds	Class S	0.00%	0.00%	0.00%

[1]	Sales Support and Shareholder Servicing Fees are paid by the relevant Fund pursuant to a distribution plan and a shareholder services plan, respectively, or, with respect to Class R4 and Class R5 Shares, a combined distribution and shareholder services plan, which are approved annually by the Funds’ Board of Trustees. The payment of these fees is described in detail on Appendix B, attached hereto.

APPENDIX B

Services and Fees

Sales Support Services

Pursuant to the Agreement, Dealer shall perform some or all of the following services:

1.	Providing facilities to answer questions from prospective investors about the Funds;

2.	Receiving and answering correspondence, including requests for prospectuses and statements of additional information;

3.	Preparing, printing and delivering prospectuses and shareholder reports to prospective investors;

4.	Complying with federal and state securities laws pertaining to the sale of Fund Shares;

5.	Preparing advertising and promotional materials;

6.	Assisting investors in Fund Shares in completing application forms and selecting dividend and other account options; and

7.	Forwarding sales literature and advertising provided by or on behalf of the Funds to Customers and providing such other sales support assistance as may be requested by RIFIS or the Funds from time to time.

Shareholder Services

Pursuant to the Agreement, Dealer shall perform some or all of the following services:

1.	Acting as the sole shareholder of record and nominee for Fund shareholders;

2.	Maintaining account records for Fund shareholders;

3.	Receiving, aggregating and processing Fund shareholder purchase, exchange, and redemption orders from Fund shareholders and placing net purchase, exchange, and redemption requests for Shares of the Funds;

4.	Issuing confirmations to Fund shareholders;

5.	Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services;

6.	Providing Fund shareholder sub-accounting;

7.	Communicating periodically with Fund shareholders;

8.	Answering questions and handling correspondence from Fund shareholders about their accounts;

9.	Maintaining pre-authorized investment allocation strategies for Fund shareholder accounts; and

10.	Providing such other similar services as RIFIS or the Funds may reasonably require to the extent Dealer is permitted to do so under applicable statutes, rules or regulations.

Fees

1.	In consideration for the Services to be provided by Dealer pursuant to this Agreement, RIFIS will calculate and pay Dealer (or, as applicable, the clearing dealer on behalf of Dealer), who shall accept as full payment for services rendered pursuant to this Agreement, the applicable Sales Support and/or Shareholder Services fees, respectively, described above at an annualized rate equal to the rates shown on Appendix A hereto. Each such fee shall be paid quarterly, in arrears, based on the average net assets of each class of the Fund Shares for which Dealer is recognized as the broker of record through the last business day of such quarter. Fees due to Dealer shall be payable no later than 30 days after the end of the quarter in which they were earned.

2.	Dealer and RIFIS agree that the Shareholder Services fee described in this Agreement is for shareholder services only and does not constitute payment in any manner for investment advisory, Fund brokerage or distribution services and will be paid by the Funds pursuant to shareholder services plan(s), or, with respect to Class R4 and Class R5 Shares, a combined distribution and shareholder services plan, which are approved annually by the Funds’ Board of Trustees.

3.	The fee rate payable to Dealer may be prospectively increased or decreased by RIFIS, the Funds or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to Dealer.

APPENDIX C

SHAREHOLDER INFORMATION

(a) AGREEMENT TO PROVIDE INFORMATION. Dealer agrees to provide RIFIS, its designee or any Fund or its designee, upon written request, the taxpayer identification number (“TIN”), if known, of any or all of its Customers who engage in transactions in the Fund’s Shares, as well as such Customers’ account number, the amount, date, name or other identifier of any registered representative(s) associated with such Customers or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer or its correspondents during the period covered by the request.

(b) PERIOD COVERED BY REQUEST. Requests must set forth a specific period, not to exceed 12 months from the date of the request, for which transaction information is sought. RIFIS, its designee or any Fund or its designee may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c) FORM AND TIMING OF RESPONSE. Dealer agrees to transmit the requested information that is on its books and records to RIFIS, its designee or any Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on the Dealer’s books and records, Dealer agrees to: (i) provide or arrange to provide the requested information from Customers who hold an account with an indirect intermediary; or (ii) if directed by RIFIS, its designee or any Fund or its designee, block further purchases of Fund Shares from such indirect intermediary. In such instance, Dealer agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.

(d) LIMITATIONS ON USE OF INFORMATION. RIFIS agrees, on its own behalf and on behalf of any of its designee(s) or any Fund or such Fund’s designee(s) not to use the information received hereunder for marketing or any other similar purpose without the prior written consent of the Dealer.

(e) AGREEMENT TO RESTRICT TRADING. Dealer agrees to execute written instructions from RIFIS, its designee or any Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Customer that has been identified as having engaged in transactions of the Fund’s Shares that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(f) FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Customers or account(s) or other agreed upon information to which the instruction relates.

(g) CONFIRMATION BY DEALER. Dealer must provide written confirmation to RIFIS, its designee or any Fund or its designee, as applicable, that instructions have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(h) DEFINITIONS. For purposes of this Appendix C, the term “Fund” includes RIFIS and a Fund’s transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act; “Shares” means the interest of Customers corresponding to the redeemable securities of record issued by a Fund under the 1940 Act that are held by the Dealer; “Customer” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name; and “written” includes electronic writings and facsimile transmissions.

Appendix A-3

RETIREMENT SERVICES INTERMEDIARY AGREEMENT

This Retirement Services Intermediary Agreement dated             , 20             is made by and among [Name of Intermediary] (“Intermediary”), a                     [enter state of incorporation and type of legal entity], and Russell Investments Financial Services, LLC (“RIFIS”), a Washington limited liability company and the principal underwriter for Russell Investment Company (“RIC”), an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), inclusive of the mutual funds listed on Exhibit A (the “Funds”). The performance of any of RIFIS’ obligations hereunder may, in RIFIS’ discretion, be performed by its designees.

WHEREAS, Intermediary provides, or arranges for the provision of, Administrative Services (a non-exhaustive illustration of which appears on Exhibit B) to various retirement plans (the “Plans”) where Intermediary provides operational support in connection with the offering and maintenance of the Plans;

WHEREAS, Intermediary and RIFIS desire the inclusion of the Funds’ shares (“Shares”) as investment options for the Plans; and

WHEREAS, RIFIS, desires to appoint Intermediary as the Funds’ agent for purposes of providing, or arranging for the provision of, “Sales Support Services” and “Shareholder Services” (a non-exhaustive illustration of which appears on Exhibit B) to Plans and their current or prospective participants (the “Participants”), and Intermediary desires to accept such appointment, all as more particularly described herein;

Intermediary, the Funds and RIFIS hereby agree that the Funds will be available as investment options offered within the Plans, subject to the following:

1.	Trading.

(a) RIFIS hereby designates and authorizes Intermediary to receive orders for the Funds’ Shares in proper form as RIFIS may, from time to time instruct (“Orders”), including Orders from its affiliates and correspondents. On each day the New York Stock Exchange is open (a “Business Day”), each Fund calculates its closing net asset value, dividends, income accrual factors, and capital gains information for that day. Orders for Shares purchased or redeemed will be sent by Intermediary to RIFIS or its designee on the morning of the following Business Day after receipt by Intermediary. RIFIS shall process Orders at the applicable Funds’ net asset values described in each Funds’ then-current prospectus, statement of additional information and other offering materials (collectively, the “Prospectus”) subject to: (a) the receipt of the Orders by the Intermediary or its affiliates and correspondents prior to the Pricing Time as defined in the Prospectus, (b)

Orders are received by Company as provided below, and (c) the Funds receive payment for the Orders no later than the end of Business Day following placement of the Orders. For the purpose of this section, Intermediary shall ensure that there are not, after a Fund’s Pricing Time on any Business Day, any adjustments or revisions to, or any cancellations of, Orders that were received prior to the Pricing Time. Intermediary shall ensure the timeliness, accuracy and completeness of all Orders transmitted to it by its correspondents. The Funds and RIFIS shall be entitled to rely on Intermediary’s due diligence in this regard.

(b) Intermediary may designate and authorize such intermediaries or correspondents as it deems necessary, appropriate or desirable (the “Sub-Designees”), to receive Orders. Intermediary shall be liable to the Funds and RIFIS for its and the Sub-Designees’ compliance with the terms of this Agreement and any related agreements to the same extent as if Intermediary itself had acted or failed to act instead of the Sub-Designee. Intermediary shall: (i) make available to the Funds, RIFIS or their designees, upon request, a list of all such Sub-Designees; (ii) perform appropriate reviews of its Sub-Designees to ensure compliance with the this Agreement or any related agreements, as well as the Prospectus and all applicable rules and regulations related to the performance of this Agreement or any related agreements; (iii) make available to the Funds, RIFIS or their designees, upon request, all written records of such reviews; and (iv) facilitate review by the Funds, RIFIS or their designees of Intermediary’s compliance with Rules under Section 22 of the 1940 Act, including delivering periodic compliance certifications as RIFIS or its designees may reasonably request.

(c) RIFIS shall process Orders submitted by Intermediary, subject to any discount, commission or concession described in the Prospectus. RIFIS will not accept Orders whose value is less than the minimum dollar purchase of Funds shares (including Shares being acquired pursuant to any exchange privilege described in the Prospectus) as described in the applicable Prospectus. All Orders are subject to acceptance by RIFIS, who may, in its sole discretion, reject any Orders in whole or in part. The Funds, RIFIS or their respective designees may, at its or their sole discretion and without notice, suspend or withdraw the sale of any Shares of the Funds or any class of the Funds’ Shares, including the sale of such shares for the account of any Plan or participant and require that any class of the Funds’ shares be redeemed if any condition of investment, as described in the Prospectus is not met. Intermediary on behalf of itself and the Sub-Designees acknowledges that, subject to Prospectus requirements: (i) it will order Fund Shares for Plans and their participants only to cover orders already received for Shares, (ii) it will order the Funds shares only through omnibus trading accounts in Intermediary’s name or (iii) if RIFIS gives Intermediary its prior written consent, Intermediary may execute Orders through the NSCC Defined Contribution Clearance and Settlement System (the “DCC&S System”) and Networking (together with NSCC Level 3, the “Clearing Organization”). Intermediary and its Sub-Designees will not withhold placing Orders received from their customers so as to profit themselves and will place Orders promptly upon receipt. Neither RIFIS nor their designees will accept any conditional Orders for the Funds’ Shares.

(d) The procedures for handling orders shall be subject to the instructions that RIFIS or its affiliate may forward to Intermediary from time to time. Payment to the Funds’ custodian of the purchase price must be made within one Business Day of placing the Order, or a longer time as may be agreed to by RIFIS or its designee in writing. With respect to any Order, RIFIS may, if payment for Orders is not received in a timely manner, without notice, cancel any sale of the Funds’ Shares or, at their option, to sell the Funds’ Shares back to the issuer, and they may hold Intermediary responsible for any loss, including loss of profit, and any cost, damage or expense, including reasonable attorney’s fees and expenses suffered by RIFIS the Funds and their respective representatives and agents resulting from Intermediary’s failure to make timely payment. RIFIS and Intermediary shall reasonably cooperate with each other if either of them develops or implements new processing systems for the offer, sale, distribution, custodianship or other processing of the Funds’ Shares.

(e) Intermediary shall assist RIFIS or its designees in the monitoring and prevention of frequent or other abusive trading in the Funds’ shares in contravention of the Prospectus (“Market Timing”), including taking all reasonable action requested by RIFIS or its designees with respect to a Plan or any of its participants, such as preventing an accountholder from purchasing additional shares of the Funds. Intermediary shall date and time stamp all orders for the purchase or sale of Shares received by Intermediary or its Sub-Designees, and to promptly forward such orders to RIFIS or its designees. Intermediary represents that it has procedures in place reasonably designed to ensure that orders received by Intermediary are handled in a manner consistent with Rule 22c-1 under the 1940 Act, and any SEC staff positions or interpretations issued thereunder. Intermediary shall furnish proof of such date and time stamped orders to RIFIS or their designees when requested, and shall execute RIFIS’s or its designees’ instructions to restrict or prohibit further purchases or exchanges by any shareholder that engaged in Market Timing as determined by RIFIS or its designees.

(f) Nothing contained in this Agreement will create an exclusive distribution agreement between the parties hereto.

(g) Intermediary shall perform all federal, state and local tax reporting with respect to the Plans and, as applicable, their participants, including, without limitation, redemptions and exchanges.

2.	Documents and Other Materials.

(a) Intermediary, or any service provider to Intermediary, shall maintain records of all purchases and sales of Shares made through Intermediary or its Sub-Designees and to furnish the Funds, RIFIS, its designees or regulatory authorities with jurisdiction over the Funds or RIFIS with copies of such records upon request. Intermediary shall maintain all records required by applicable laws, rules and regulations relating to its performance of this Agreement, including the records related to Plans or

Participants and their Orders required by Rule 22c-2 of the 1940 Act. Intermediary represents that all Taxpayer Identification Numbers (“TINs”) provided are certified, and that no account that requires a certified TIN will be established without a certified TIN. Intermediary shall provide, or cause such service provider to provide, any reports that RIFIS or its designees may request or as may be necessary or advisable to RIFIS’s, or its designees’ or the Funds’ compliance with any law, regulation or order.

(b) RIFIS shall provide Intermediary with a reasonable quantity (in light of the number of existing Plans or Plan participants) of the Funds’ Prospectuses and any supplements thereto, and other Fund issued documents or materials. In connection with Plans’ initial purchases of the Funds, Intermediary shall distribute the Funds’ Prospectuses and other Fund issued documents or materials to the Plans or the Plans’ authorized representatives, at no cost to RIFIS, its designees or the Funds in accordance with the delivery requirements of applicable law or regulation.

3.	Sales Literature.

Intermediary shall not make any representations concerning the Funds or Shares except those contained in the Funds’ Prospectus. Intermediary shall not reference the Funds in any offering documents, supplemental sales literature, prospectus wrappers or any other advertising material or information (collectively, “Sales Literature”) produced in connection with the distribution by Intermediary of Funds shares to Intermediary’s customers without clearly identifying the Funds by name. Intermediary shall provide draft copies of Sales Literature to RIFIS or its designees and to allow at least 15 Business Days, for RIFIS or its designees to review Sales Literature prior to its use or submission to any applicable regulatory authority. RIFIS must either provide comments within 15 Business Days or affirmatively decline to provide comments. Such Literature will not contain any fact or representation that is inconsistent with the facts or representations contained in the Funds’ Prospectus. If RIFIS, its designees or the Funds provide comments on Sales Literature, or the Sales Literature contains any fact or representation that is inconsistent with the facts or representations contained in the Funds’ Prospectus, Intermediary shall not distribute, refer to or otherwise use that Sales Literature unless it resolves RIFIS’s, its designees’ and the Funds’ comments or concerns to their reasonable satisfaction. Intermediary shall be solely responsible for cost and contents of any and all regulatory filings of its Sales Materials.

4.	Representations and Warranties.

(a) Intermediary represents and warrants that:

(i) it is duly organized, validly existing and in good standing under applicable state law, is duly registered with or is a member of, and (where applicable) in good standing, with applicable state and Federal regulatory bodies and all applicable self-regulatory organizations, or exempt from such registrations or memberships, in all states and jurisdictions in which such registrations or memberships are necessary or appropriate for it to provide services as contemplated in this Agreement;

(ii) (x) it is authorized to enter into and perform this Agreement; and (y) shall comply with all applicable laws and regulations including, but not limited to, federal and state securities laws and regulations (together, “Applicable Law”);

(iii) it shall not accept orders for Fund shares in any state where such shares are not qualified for sale under the blue sky laws and regulations of such state;

(iv) it will maintain all records required by Applicable Law;

(v) in the event Intermediary engages one or more third parties to perform any of the services that Intermediary is responsible for performing under this Agreement, Intermediary has determined that each such agent is capable of performing such services and shall take whatever actions may be necessary or appropriate to ensure that such agents perform such services in accordance with the terms of this Agreement and applicable law. Intermediary shall be solely responsible for, and assumes all liability for, the actions and inactions of each such third party in connection with their performance of such services (including, but not limited to, the suitability of each such agent’s internal controls);

(vi) Intermediary shall maintain at all times general liability and other insurance coverage, including without limitation errors and omissions coverage and a fidelity bond, if applicable, that is reasonable and customary in light of its duties hereunder;

(vii) (x) Intermediary will not exercise any of the authority, control or responsibility that may make it a “fiduciary,” as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to cause any account that is subject to ERISA (an “ERISA account”) to invest in Fund shares or, (y) if Intermediary is a fiduciary it will (1) fully disclose to each ERISA account the terms of its arrangements under this Agreement, and (2) either offset all fees it receives hereunder with respect to any Fund shares held by such ERISA account against the fees to which Intermediary would be entitled from such ERISA account or credit such fees to such ERISA account. Intermediary represents and warrants that Intermediary’s receipt of fees will not constitute a “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code; and

(viii) it shall conform to any reasonable compliance standards adopted by RIFIS or the Funds as to when Fund shares may be appropriately sold to or retained by particular investors.

(b) RIFIS represents and warrants that:

(i) it is duly organized, validly existing and in good standing under applicable state law, is duly registered with or is a member of, and (where applicable) in good standing, with applicable state and Federal regulatory bodies and all applicable self-regulatory organizations, or exempt from such registrations or memberships, in all states and jurisdictions in which such registrations or memberships are necessary or appropriate for it provides services as contemplated in this Agreement;

(ii) (x) it is authorized to enter into and perform this Agreement; and (y) shall comply with Applicable Law;

(iii) each Fund is duly organized and validly existing under applicable state law, its shares are duly authorized for issuance in accordance with applicable law, that RIC is registered as an open-end management investment company under the 1940 Act and qualified as a regulated investment company under Subchapter M of the Code;

(iv) RIFIS shall take all such actions as are necessary to permit the sale of Fund shares to the Plans, including maintaining the continued registration of Fund shares sold under the terms of this Agreement; that the shares are qualified for sale, or exempt from such qualification, in the jurisdictions indicated on Exhibit C; and that it will notify Intermediary if, in the future, any shares are not so qualified; and

(c) Intermediary and RIFIS shall notify each other if any of the foregoing representations or warranties made by them at any time ceases to be true and describe the actions being taken to cure any inaccuracy.

5.	Certain Regulatory Matters.

Effective if and when the “Transactions with independent fiduciaries with financial expertise” exception set forth in 29 C.F.R. §2510.3-21(c)(1) (the “Independent Fiduciary Exception”) becomes applicable pursuant to 29 C.F.R. §2510.3-21(h)(2), as it may be amended or otherwise become effective, Intermediary hereby acknowledges and agrees that:

(a) To the extent that Intermediary does not serve as a fiduciary within the meaning of Section 3(21)(A) of ERISA or Section 4975 of the Code to the Intermediary’s “Retirement Clients”, which include a plan, plan fiduciary, plan participant or beneficiary, IRA or IRA owner subject to Title I of ERISA or Section 4975 of the Code, with respect to the Retirement Client’s investment in any of RIFIS’ or its affiliates’ investment products, including the Funds, Intermediary agrees that it will not provide, directly or indirectly, Client-Specific Information (as defined below) from RIFIS or its affiliates to Intermediary’s Retirement Clients except when Intermediary (a) provides such materials, information or illustrations solely to a Retirement Client that is a fiduciary within the meaning of Section 3(21)(A) of ERISA and Section 4975 of the Code and (b) satisfies the conditions of the Independent Fiduciary Exception with respect to the provision of such materials, information or illustrations to such Retirement Client. For purposes of this Agreement, “Client-Specific Information” means materials, information or illustrations that RIFIS or its affiliates provide in response to a question or request from the Intermediary for one of its Retirement Clients or that is otherwise tailored for Intermediary’s Retirement Client; or

(b) To the extent that Intermediary does serve as a fiduciary within the meaning of Section 3(21)(A) of ERISA or Section 4975 of the Code to the Intermediary’s “Retirement Clients”:

(i) RIFIS and its affiliates are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity in connection with any transaction related to their products and services, including the Funds, with respect to the Intermediary’s Retirement Clients (“Transaction”);

(ii) RIFIS and its affiliates earn revenue from the sale of their investment products and services, which include fees paid to RIFIS and its affiliates for services provided to the Funds, as described in the Prospectus;

(iii) At any given time, RIFIS and its affiliates may receive higher revenue or may have a higher profit margin (or meet other desired business objectives) with respect to some products and services as opposed to others. RIFIS and its affiliates thus may experience differing levels of compensation or profitability depending on the mix of products and services available and thus may have differing levels of interests in marketing, offering, providing or making available different products and services, including the Funds; and

(iv) RIFIS and its affiliates are not receiving a fee or other compensation directly from the Intermediary or any of its Retirement Clients for the provision of investment advice (as opposed to other services) in connection with any Transaction.

Further, the Intermediary hereby represents and warrants that:

(v) The Intermediary is either (A) a “bank” as defined in section 202 of the U.S. Investment Advisers Act of 1940, as amended (“Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (B) an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a plan; (C) an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of section 203A thereof, registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; or (D) a broker-dealer registered under the U.S. Securities Exchange Act of 1934, as amended;

(vi) There is no financial interest, ownership interest or other relationship, agreement or understanding that would limit the Intermediary’s ability to carry out its fiduciary responsibility to any of its Retirement Clients beyond the control, direction or influence of other persons involved in the Transaction;

(vii) The Intermediary is capable of evaluating investment risk independently, both in general and with regard to particular transactions and investment strategies;

(viii) The Intermediary is a fiduciary under ERISA or the Code, or both, with respect to the Transaction and is responsible for exercising independent judgment in evaluating the Transaction; and

(ix) The Intermediary will comply with any fiduciary obligations it has with respect to any Transaction and, to the extent required to avoid engaging in a prohibited transaction described in section 406(a) or (b) of ERISA or section 4975(c) of the Code, the Intermediary shall comply with all conditions of an applicable prohibited transaction exemption that covers the Transaction.

6.	Compensation.

(a) During the term of this Agreement, RIFIS shall pay Intermediary all Shareholder and/or Sales Support Service Fees as set forth in Exhibit A. RIFIS’s obligation to make payments of Shareholder and/or Sales Support Service Fees to the Intermediary is contingent upon receipt by RIFIS of these payments from the Funds. Intermediary represents that, as may be required by applicable law or regulation, the fees received pursuant to this Agreement will be disclosed to the Plans and, to the extent required, will be authorized by the Plans. Intermediary and RIFIS acknowledge that Sales Support and Shareholder Services Fees are paid by the relevant Fund pursuant to a distribution plan and a shareholder services plan, respectively, or, with respect to Class R4 and Class R5 Shares, a combined distribution and shareholder services plan, which are approved annually by RIC’s Board of Trustees.

(b) During the term of this Agreement, RIFIS shall cause its affiliate to pay Intermediary all Administrative Fees as set forth in Exhibit A. Administrative Fees will not be paid out of Fund assets. Intermediary represents that, as may be required by applicable law or regulation, the fees received pursuant to this Agreement will be disclosed to the Plans and, to the extent required, will be authorized by the Plans.

7.	Privacy and Confidentiality of Information.

(a) For purposes of this Section, “Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated in relation thereto (collectively, “GLBA”). In accordance with GLBA any other applicable state or Federal consumer or customer privacy laws or regulations, the parties shall not disclose any non- Customer Information, but they may disclose such Customer Information to any person in the ordinary course of business to perform this Agreement or as may be required by Applicable Law and shall notify the other parties immediately in the case of any unauthorized or improper disclosure of Customer Information. Intermediary shall deliver, or cause to be delivered, all legally required privacy notices to the Funds’ shareholders.

(b) Intermediary represents that it has adopted and implemented procedures to safeguard Customer Information and records that are reasonably designed to: (1) ensure the security and confidentiality of customer records and information; (2) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (3) protect against unauthorized access, destruction, loss or alteration to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (4) protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; (5) protect against unauthorized access or use of Customer Information when disposing of customer information; and (f) otherwise ensure Intermediary’s compliance with SEC Regulation S-P or such other similar regulation.

(c) For purposes of this Section and the next, “Confidential Information” means any data or information regarding proprietary or confidential information concerning each of the parties, whether or not such information is labeled as being confidential or proprietary. Confidential Information does not include information that (1) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving party (“Receiving Party”) or by no violation of this Agreement; (2) was lawfully received by the Receiving Party from a third party free of any known obligation of confidence of such third party; (3) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the disclosing party (“Disclosing Party”); (4) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order, provided that such disclosure is made only after reasonable notice to the Disclosing Party; or (5) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement. Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

(d) In the event Confidential Information includes Customer Information, the Customer Information clause controls.

8.	Anti-Money Laundering.

(a) Intermediary represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including, to the extent legally required, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act (“BSA Regulations”), applicable guidance issued by the U.S. Securities and Exchange Commission (the “SEC”) and the guidance and rules of the applicable Exchange and the FINRA (collectively, “Guidance”).

(b) To the extent legally required, Intermediary represents and warrants that it maintains an AML Program that complies with Section 352 of the USA PATRIOT Act and applicable BSA Regulations and Guidance and that includes a Customer Identification Program (“CIP”) that complies with Section 326. Intermediary represents and warrants that it will perform all aspects of its CIP procedures with respect to any customer of the Intermediary that opens an account or establishes a relationship with RIFIS or the Funds (a “Customer”). Intermediary represents its CIP includes reasonable procedures: (1) to obtain information for and to verify the identity of Customers to enable the Intermediary to form a reasonable belief that it knows the true identity of its Customers; (2) to determine whether the Customer appears on any lists of known or suspected terrorists or terrorist organization issued by any federal government agency and designated as such by the Department of the Treasury; (3) to maintain records of the information used to verify the Customer’s identity, including name, address, and other identifying information for at least five years following a Customer’s final redemption from a Fund distributed by Intermediary; and (4) to notify Customers that it is requesting information to verify their identities. Intermediary will take all reasonable and practicable steps to ensure that it does not accept or maintain investments in the Funds, directly or indirectly, from a foreign shell bank.

(c) Intermediary shall immediately notify RIFIS or its designees in writing if it becomes aware of any suspicious activity or pattern of activity or any activity that may require further review to determine whether it is suspicious in connection with the Funds. Intermediary shall periodically certify, in form and substance reasonably acceptable to RIFIS, the Funds or their designees as to AML matters.

(d) If the Funds, RIFIS or their designees are required to supply guidance to a securities regulatory organization (“SRO”) or government department or agency about the CIP of the Funds, then Intermediary shall allow such SRO or government department or agency to examine its files.

9.	Oversight.

Intermediary agrees it will provide RIFIS, the Funds’ transfer agent or their designees (internal and external) with a “Financial Intermediary Controls and Compliance Assessment” (“FICCA”) issued by a recognized independent public accounting firm selected by Intermediary. For purposes of this Agreement, a FICCA shall mean the current assessment framework as published by the Investment Company Institute in 2013, or subsequent revisions thereto. The Intermediary will provide the written results of this assessment on an annual basis and provide specific management response to any identified issues or discrepancies. RIFIS agrees that it and the Funds’ transfer agent will rely on the FICCA for their primary intermediary oversight assessment, and each reserves the right to make additional inquiries with respect to specific controls, performance or areas of concern. Intermediary agrees to be fully responsive to such additional inquiries.

If a FICCA is not yet available, the Intermediary will complete one within one year. Prior to completion of the FICCA, the Intermediary will fully cooperate with RIFIS’ or the Funds’ transfer agent’s requests for certification of specific controls and performance of its services under this agreement. Upon request of RIFIS or the Funds’ transfer agent, the Intermediary will provide to the Funds, RIFIS, the Funds’ transfer agent, and/or their designees, legal and audit representatives (internal and external) with: (i) such information as it or they may reasonably request (including, without limitation, periodic certifications confirming compliance with this Agreement or the provision of the services described herein), (ii) reasonable access to the Intermediary’s facilities and records related to the services to enable them to review the quality of the services, including but not limited to the accuracy of shareholder transactions processed by the Intermediary; (iii) all requested cooperation and information with respect to any audit, regulatory or internal investigation or examination of RIFIS, the Funds’ transfer agent, the Funds or their respective designees, the preparation of reports to the Funds’ Board of Trustees concerning this Agreement and the monies paid or payable pursuant hereto, and/or any reports or filings that may be required by law.

10.	Indemnification.

(a) Indemnification by RIFIS.

RIFIS will indemnify Intermediary and each director, officer, employee and its agents against any Losses incurred by any of them caused by: (a) any material breach by RIFIS or its designees of any representation, warranty or agreement contained in this Agreement, or (b) any willful misconduct or gross negligence by RIFIS or its designees in the performance of, or failure to perform, its obligations under this Agreement, except to the extent Losses are caused by, Intermediary’s material breach of this Agreement, its willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement, or by an Sub-Designee’s violation of Applicable Law, or willful misconduct or gross negligence, in connection with the purchase and redemption of the Funds Shares.

(b) Indemnification by Intermediary.

Intermediary, for itself and any Sub-Designee, shall indemnify the Funds, RIFIS, their designees and their directors, officers, employees, and agents (“Indemnified Parties”) against any Losses, incurred by any of them arising out of the Intermediary’s or a Sub-Designee’s: (i) dissemination of information regarding the Indemnified Parties that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to Intermediary by or on behalf of RIFIS or its affiliated persons as defined under the 1940 Act (the “Russell Affiliates”), or accurately derived from information published or provided by or on behalf of the Russell Affiliates, (ii) material breach by of any representation, warranty or agreement contained in this Agreement, or (iii) any violation of Applicable Law, willful misconduct or gross negligence in the performance of, or failure to perform, this Agreement, except to the extent Losses are caused by RIFIS’s or its designees’ material breach of this Agreement, willful misconduct or gross negligence in the performance, or failure to perform, its obligations under this Agreement. A violation of Applicable Law, any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform hereunder.

(c) Except as expressly provided in this Amendment, no party assumes any responsibility hereunder nor will be liable to the other for any damage, loss of data, or any loss whatsoever caused by events beyond its reasonable control, provided that such events were not capable of mitigation pursuant to a prudent business continuity, disaster recovery, or similar plan. Except with respect to a party’s breach of the confidentiality provisions of Section V of this Agreement, no party to this Agreement shall be responsible for any incidental, consequential, indirect, exemplary, special or punitive damages suffered by the other party in connection with the matters to which this Agreement relates, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other parties hereto of the possibility or likelihood of such damages.

(d) Intermediary shall notify RIFIS, within 10 days of the occurrence of any action or omission to act that could result in any claim for indemnification.

11. Applicable Law.

This Agreement will be construed in accordance with the laws of the State of Washington, without reference to the choice of law principles thereof.

12. Termination.

(a) This Agreement will terminate as to the availability of Shares of a Fund (if specified) or all of the Funds:

(i) at the option of Intermediary or RIFIS upon at least 60 days’ advance written notice to the other parties;

(ii) with respect to any of the Funds, at any time upon RIFIS’s election, if liquidation or closing of new assets of any of the Funds is in the best interest of the Funds or their beneficial owners. Reasonable advance notice of election to liquidate shall be provided to Intermediary in order to permit the substitution of Funds’ Shares, if necessary, with shares of any of the other Funds pursuant to applicable securities regulations;

(iii) upon institution of relevant formal proceedings by the FINRA, the Internal Revenue Service, the Department of Labor, the SEC, state insurance departments or any other regulatory body at the option of any party who is not the target of those proceedings; or

(iv) upon assignment of this Agreement, as such term is defined in the Advisers Act, unless such assignment is made with the written consent of each party and in accordance with applicable law.

(b) Notwithstanding any of the foregoing provisions of this section, and except as relates to fees payable by RIFIS or its designee pursuant to this Agreement, this Agreement shall be binding for so long as any Plan remains invested in the Funds’ Shares. In the event of a Termination of this Agreement, RIFIS and the Funds shall be under no further obligation to make any further payments to Intermediary related to the Plan affected by such Termination after the first to occur of a substitution, withdrawal or redemption of all of the Funds’ Shares from such Plan.

13.	Notice.

(a) Each notice required by this Agreement will be given in writing and delivered by U.S. first class mail, overnight courier, or facsimile (with a paper copy provided via U.S. mail), in each case prepaid and addressed, to:

Intermediary

[Address]

Attention: [Contact title]

Russell Investments Financial Services, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Attention: Contract Administration

(b) Any party may change its address by notifying the other parties in writing. Notices will be deemed given upon dispatch.

14.	Entire Agreement.

This Agreement, together with its Exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supercedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

15.	Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned (within the meaning of the Advisers Act) by any party without the written consent of the other parties or as expressly contemplated by this Agreement.

16.	Waiver of Agreement.

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced. Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

17.	Enforceability; Remedies.

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

18.	Survival.

Sections “Representations and Warranties,” “Privacy and Confidentiality of Information,” and “Indemnification,” hereof shall survive termination of this Agreement. In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Plans are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Plans remain so invested.

19.	Non-Exclusivity.

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities. Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

20.	Force Majeure.

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed, and provided that such delays are not subject to mitigation pursuant to a prudent business continuity, disaster recovery or similar program. Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

21.	Amendments.

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

22.	Execution.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties are signing this agreement on the date stated in the introductory clause of this Agreement:

RUSSELL INVESTMENTS FINANCIAL SERVICES, LLC	INTERMEDIARY

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT A

Funds and Related Fees

Table for Purposes of Illustration only

Russell Investment Company	Administrative Services Fee Rate (bps)	Sales Support Service Fee (12b-1) (in bps)	Shareholder Services Fee (in bps)	Retirement Plan Shares Fee Rate[2] (bps) (Administrative Services Fee + Sales Support Fee + Shareholder Service Fee)
All Class E Shares		0	25
All Class S Shares		0	0
All Class R1 Shares		0	0
All Class R4 Shares		0	25
All Class R5 Shares		25	25

[2]	The Administrative Services Fee component of the Retirement Plan Shares Fee Rate is paid by RIFIS or its affiliates from their own sources of revenue and not from Fund assets. Sales Support and Shareholder Services Fees are paid by the relevant Fund pursuant to a distribution plan and a shareholder services plan, respectively, or, with respect to Class R4 and Class R5 Shares, a combined distribution and shareholder services plan, each of which is approved annually by RIC’s Board of Trustees. The payment of these fees is described in detail on Exhibit B, attached hereto.

EXHIBIT B

Services and Fees

Administrative Services

Pursuant to the Agreement, Intermediary shall perform administrative services with respect to the Plans, including but not limited to, some or all of the following:

1. Maintenance of separate records for each participant, whether maintained by Intermediary or by a third party administrator, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such participants and the Plan. Intermediary will maintain a single master account with each Fund on behalf of each Plan and such account shall be in the name of Intermediary (or its designee) as record owner of shares owned by plan participants.

2. Disbursing or crediting to Plans and plan participants all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3. Preparing and transmitting to each Plan, through its authorized representative, as required by law, periodic statements showing the total number of shares owned by participants as of the statement closing date, purchases and redemptions of Fund shares by the participants during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by a Plan.

4. Supporting and responding to service inquiries from a Plan.

5. Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for each Plan.

6. Generating written confirmations and quarterly statements to each Plan and, if applicable, its participants, through its authorized representative.

7. Distributing to each Plan, through its authorized representative Funds’ Prospectuses, proxy materials, periodic fund reports to shareholders, shareholder notices and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8. Transmitting purchase and redemption orders to the Funds on behalf of the Plan.

Sales Support Services

Pursuant to the Agreement, Intermediary shall perform some or all of the following services:

1.	Providing facilities to answer questions from prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares, about the Funds;

2.	Receiving and answering correspondence, including requests for prospectuses and statements of additional information;

3.	Preparing, printing and delivering prospectuses and shareholder reports to prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares;

4.	Complying with federal and state securities laws pertaining to the sale of Fund shares;

5.	Preparing advertising, educational and promotional materials;

6.	Assisting investors in Fund shares, including prospective purchasers of insurance company products investing indirectly in Fund shares, in completing application forms and selecting dividend and other account options; and

7.	Forwarding sales literature and advertising provided by or on behalf of the Funds to Customers and providing such other sales support assistance as may be requested by RIFIS or the Funds from time to time.

Shareholder Services

Pursuant to the Agreement, Intermediary shall perform some or all of the following services:

1.	Acting as the sole shareholder of record and nominee for Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

2.	Maintaining account records for Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

3.	Receiving, aggregating and processing Fund shareholder purchase, exchange, and redemption orders from Fund shareholders and placing net purchase, exchange, and redemption requests for shares of the Funds, including prospective purchasers of insurance company products investing indirectly in Fund shares;

4.	Issuing confirmations to Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

5.	Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services, including prospective purchasers of insurance company products investing indirectly in Fund shares;

6.	Providing Fund shareholder sub-accounting, including prospective purchasers of insurance company products investing indirectly in Fund shares;

7.	Communicating periodically with Fund shareholders, including prospective purchasers of insurance company products investing indirectly in Fund shares;

8.	Answering questions and handling correspondence from Fund shareholders about their accounts, including prospective purchasers of insurance company products investing indirectly in Fund shares;

9.	Maintaining pre-authorized investment allocation strategies for Fund shareholder accounts; and

10.	Providing such other similar services as RIFIS or the Funds may reasonably require to the extent Client is permitted to do so under applicable statutes, rules or regulations.

Fees

1.	In consideration for the Services to be provided by Intermediary pursuant to this Agreement, RIFIS will calculate and pay (or in the case of the Administrative Services fees, shall cause its affiliate to pay) Intermediary, who shall accept as full payment for services rendered pursuant to this Agreement, the applicable Administrative, Sales Support and/or Shareholder Services fees, respectively, described above at an annualized rate equal to the rates shown on Exhibit A hereto. Each such fee shall be paid quarterly, in arrears, based on the average daily net assets of each class of Fund shares held by the Plans thorough the last business day of such quarter. Fees due to Intermediary shall be payable no later than 30 days after the end of the quarter in which they were earned.

Invoices for Administrative Services Fees should be sent via email to: fiarussellinvoice@bostonfinancial.com. Payments for the Administrative Services Fee will be made within 30 days following the receipt of the invoice.

All payments to Intermediary for Administrative Services fees should be sent via ACH using the following instructions:

Account Name

Account Number

For Further Credit to

Bank Name

Bank Address

Routing/ABA

In the event RIFIS or its affiliate is unable to process payment via ACH a live check can be issued using the following address:

Intermediary:
Address:

2.	Intermediary and RIFIS agree that the Administrative Services Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory, Fund brokerage or distribution services and will be paid from RIFIS’ affiliate’s own source of revenue and not from Fund assets.

3.	Intermediary and RIFIS agree that the Shareholder Services fee described in this Agreement is for shareholder services only and does not constitute payment in any manner for investment advisory, Fund brokerage or distribution services and will be paid by the Funds pursuant to shareholder services plan(s) or, with respect to Class R4 and Class R5 Shares, a combined distribution and shareholder services plan, which are each approved annually by RIC’s Board of Trustees.

4.	The fee rate payable to Intermediary may be prospectively increased or decreased or terminated by RIFIS, the Funds or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to Intermediary.

EXHIBIT C

Jurisdictions in Which the Funds May be Offered

[All 50 states

District of Columbia

Virgin Islands

Guam

Puerto Rico]

Appendix B

Russell Investment Company

Term Sheet for Agreements

As Initially Approved May 19, 2009

The Russell Investment Company (“RIC”) Board of Trustees initially approved a form of Sales Support Agreement with Selling Agent, a form of Dealer Agreement and a form of Retirement Services Intermediary Agreement (the “Approved Agreements”) at its April 22, 2008 meeting, each of which has been subsequently reapproved from time to time. Russell Investments Financial Services, LLC (“RIFIS”), RIC’s principal underwriter, from time to time enters into arrangements with selling agents, brokers and retirement intermediaries who desire to use agreements other than the Approved Agreements in documenting arrangements to distribute RIC’s shares. In such other agreements, RIFIS or its affiliates may agree to reasonable and customary terms and conditions in their discretion, but RIFIS will not agree to any terms and conditions that bind RIC or its Trustees in such other agreements except for terms and conditions that do not differ materially from the following terms and conditions which presently exist in the Approved Agreements:

[Selling Agent/Dealer/Intermediary] Responsibility for Sub-Designees

[Selling Agent/Dealer/Intermediary] shall be liable to the Funds and RIFIS for its and the Sub-Designees’ compliance with the terms of the Agreement and any related agreements to the same extent as if [Selling Agent/Dealer/Intermediary] itself had acted or failed to act instead of the Sub-Designee.

[Selling Agent/Dealer/Intermediary] shall:

(i)     make available to the Funds, RIFIS or their designees, upon request, a list of all such Sub-Designees;

(ii)    perform appropriate reviews of its Sub-Designees to ensure compliance with the Agreement or any related agreements, as well as the Prospectus and all applicable rules and regulations related to the performance of the Agreement or any related agreements;

(iii)  make available to the Funds, RIFIS or their designees, upon request, all written records of such reviews; and

(iv)   facilitate review by the Funds, RIFIS or their designees of [Dealer’s/Intermediary’s] compliance with Rules under Section 22 of the 1940 Act, including delivering periodic compliance certifications as RIFIS or its designees may reasonably request.

Suspension of Sales	The Funds, RIFIS or their respective designees may, at its or their sole discretion and without notice, suspend or withdraw the sale of any Shares of the Funds or any class of the Funds’ Shares, including the sale of such shares for the account of any Plan or participant and require that any class of the Funds’ shares be redeemed if any condition of investment, as described in the Prospectus is not met.

Rule 22c-1 and Rule 22c-2	[Selling Agent/Dealer/Intermediary] represents that it has procedures in place reasonably designed to ensure that orders received by [Selling Agent/Dealer/Intermediary] are handled in a manner consistent with Rule 22c-1 and Rule 22c-2 under the 1940 Act, and any SEC staff positions or interpretations issued thereunder.

Recordkeeping/Compliance

[Selling Agent/Dealer/Intermediary], or any service provider to [Selling Agent/Dealer/Intermediary], shall maintain records of all purchases and sales of Shares made through [Selling Agent/Dealer/Intermediary] or its Sub-Designees and to furnish, the Funds, RIFIS, its designees or regulatory authorities with jurisdiction over the Funds or RIFIS with copies of such records upon request.

[Selling Agent/Dealer/Intermediary] shall provide, or cause such service provider to provide, any reports that RIFIS or its designees may request or as may be necessary or advisable to RIFIS’s, or its designees’ or the Funds’ compliance with any law, regulation or order.

[Selling Agent/Dealer/Intermediary] shall conform to any reasonable compliance standards adopted by RIFIS or the Funds as to when Fund shares may be appropriately sold to or retained by particular investors.

Sales Literature	[Selling Agent/Dealer/Intermediary] shall not make any representations concerning the Funds or Shares except those contained in the Funds’ Prospectus.

Anti-Money Laundering	[Selling Agent/Dealer/Intermediary] represents and warrants that it is in compliance and will continue to be in compliance with all applicable anti-money laundering laws and regulations, including, to the extent legally required, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and implementing regulations of the Bank Secrecy Act, applicable guidance issued by the U.S. Securities and Exchange Commission, and the guidance and rules of the applicable Exchange and the FINRA.

Indemnification: [Selling Agent/Dealer/Intermediary] indemnifies RIC and RIFIS for themselves and Sub-Designees

[Selling Agent/Dealer/Intermediary], for itself and any Sub-Designee, shall indemnify the Funds, RIFIS, their designees and their directors, officers, employees, and agents (“Indemnified Parties”) against any Losses, incurred by any of them arising out of the [Selling Agent/Dealer/Intermediary]’s or a designee’s:

(i)     dissemination of information regarding the Indemnified Parties that contains an untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and that was not published or provided to [Selling Agent/Dealer/Intermediary] by or on behalf of RIFIS or its affiliated persons as defined under the 1940 Act (the “Russell Affiliates”), or accurately derived from information published or provided by or on behalf of the Russell Affiliates,

(ii)    material breach by [Selling Agent/Dealer/Intermediary] of any representation, warranty or agreement contained in the Agreement, or

(iii)  any violation by [Selling Agent/Dealer/Intermediary] or its designee of any Applicable Law, willful misconduct or gross negligence in the performance of, or failure to perform, the Agreement, except to the extent Losses are caused by RIFIS’ or its designees’ material breach of the Agreement, willful misconduct or gross negligence in the performance, or failure to perform, its obligations under the Agreement.

A violation of Applicable Law, any willful misconduct or gross negligence in the performance, or failure to perform, any obligations under this Agreement by any of the Indemnified Parties shall not affect the right to indemnification of the Indemnified Parties who did not violate Applicable Law, act willfully or grossly negligent or failed to perform hereunder.

No Agency	Nothing in the Agreement shall be deemed or construed to make the [Selling Agent/Dealer/Intermediary] an employee, agent, representative or partner of any of the Funds or RIFIS, and [Selling Agent/Dealer/Intermediary] is not authorized to act for RIFIS or for any Fund or to make any representations on RIFIS’ or the Funds’ behalf. The Agreement is not exclusive and RIFIS may enter into similar arrangements with other institutions.

Directed Brokerage	The Fund, [Selling Agent/Dealer/Intermediary] and RIFIS shall comply with, and no party has agreed to directly or indirectly compensate [Selling Agent/Dealer/Intermediary] in contravention of, Rule 12b-1(h) under the 1940 Act.

Sales Support Services performed by [Selling Agent/Dealer/Intermediary] or its Sub-Designee

[Selling Agent/Dealer/Intermediary] shall perform the following services [n.b., as appropriate in light of the arrangement]:

Providing facilities to answer questions from prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares, about the Funds;

Receiving and answering correspondence, including requests for prospectuses and statements of additional information;

Preparing, printing and delivering prospectuses and shareholder reports to prospective investors, including prospective purchasers of insurance company products investing indirectly in Fund shares;

Complying with federal and state securities laws pertaining to the sale of Fund shares;

Preparing advertising and promotional materials;

Assisting investors in Fund shares, including prospective purchasers of insurance company products investing indirectly in Fund shares, in completing application forms and selecting dividend and other account options; and

Forwarding sales literature and advertising provided by or on behalf of the Funds to Customers and providing such other sales support assistance as may be requested by RIFIS or the Funds from time to time.

Shareholder Services Performed by [Selling Agent/Dealer/Intermediary] or its Sub-Designee

[Selling Agent/Dealer/Intermediary] shall perform the following services [n.b., as appropriate in light of the arrangement]:

Acting as the sole shareholder of record and nominee for Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares;

Maintaining account records for Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares;

Receiving, aggregating and processing Fund shareholder purchase, exchange, and redemption orders from Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares, and placing net purchase, exchange, and redemption requests for shares of the Funds;

Issuing confirmations to Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares;

Providing and maintaining elective services for Fund shareholders such as check writing and wire transfer services;

Providing Fund shareholder sub-accounting, including purchasers of insurance company products investing indirectly in Fund shares;

Communicating periodically with Fund shareholders, including purchasers of insurance company products investing indirectly in Fund shares;

Answering questions and handling correspondence from Fund shareholders, including purchasers of insurance company products investing indirectly in Fund Shares, about their accounts;

Maintaining pre-authorized investment allocation strategies for Fund shareholder accounts; and

Providing such other similar services as RIFIS or the Funds may reasonably require to the extent Client is permitted to do so under applicable statutes, rules or regulations.

Sales Support and Shareholder Services Fees Paid to [Selling Agent/Dealer/Intermediary]	Fees payable as provided in the distribution and shareholder services plan(s) as may be approved annually by the RIC Board of Trustees

Payment Terms for Sales Support and Shareholder Services Fees Paid to [Selling Agent/Dealer/Intermediary]	In consideration for the Services to be provided by [Selling Agent/Dealer/Intermediary] pursuant to the Agreement, RIFIS will calculate and pay [Selling Agent/Dealer/Intermediary], who shall accept as full payment for services rendered pursuant to the Agreement, the applicable Sales Support and/or Shareholder Services fees, respectively.

Each such fee shall be paid quarterly, in arrears, based on the average daily net assets of each class of the Fund shares for which [Selling Agent/Dealer/Intermediary] recognized as the broker of record through the last business day of such quarter.

Fees due to [Selling Agent/Dealer/Intermediary] shall be payable no later than 30 days after the end of the quarter in which they were earned.

The fee rate payable to [Selling Agent/Dealer/Intermediary] may be prospectively increased or decreased by RIC, RIFIS, the Funds or their respective designees (as applicable), in its or their sole discretion, at any time upon notice to [Selling Agent/Dealer/Intermediary].

Termination	The Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the members of the RIC Board who are not interested persons of the Fund(s) and have no direct or indirect financial interest in the operation of the distribution and shareholder services plan(s) or by vote of a majority of the outstanding voting securities of the Fund(s) on not more than sixty days’ written notice.

Assignment	The Agreement will terminate as to the availability of Shares of a Fund (if specified) or all of the Funds upon assignment of the Agreement, as such term is defined in the Investment Advisers Act of 1940, as amended, unless such assignment is made with the written consent of each party and in accordance with applicable law.